Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 25, 2015, with respect to the combined consolidated financial statements of Summit Hotel Properties Portfolio (not a legal entity), incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of American Realty Capital Hospitality Trust, Inc., for the registration of 3,656,000 shares of common stock, included in American Realty Capital Hospitality Trust, Inc.’s Form 8-K/A dated November 10, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

January 4, 2016